Exhibit 10.27

HEALTHCARE PROFESSIONAL SERVICES AGREEMENT

This Healthcare Professional Services Agreement (the “Agreement”) is effective as of the last signature date below (the “Effective Date”), by and between Panbela Therapeutics, Inc., a Delaware corporation, having an address of 712 Vista Blvd #305, Waconia, MN 55387 (including its wholly owned subsidiary, Panbela Therapeutics Australia, Pty. Ltd., a corporation incorporated under the laws of Australian Securities and Investments Commission, having an address of 550 Bourke Street, Melbourne VIC 3000, Australia) (“Company”), and Suzanne Gagnon, MD FACP, a healthcare professional, having the address provided in the signature block below (“Professional”).

WHEREAS, Company is a clinical-stage pharmaceutical company focused on the development of innovative and differentiated therapeutics for the treatment of Pancreatic and other Cancers (the “Products”);

WHEREAS, to gather feedback and input on the Products, the marketplace, therapeutic areas, and the needs of patients, Company must contract from time to time with qualified healthcare professionals to advise and work with Company representatives;

WHEREAS, Professional is an expert in drug development and clinical research, and has extensive clinical, research, and related experience; and

WHEREAS, Company has determined a need for Professional to provide professional services relating to the Products, as further described below, and Professional desires to provide such services; and

WHEREAS, the provision of such services is instrumental to the advancement of medicine and the understanding of the Products;

WHEREAS, Professional and Company further wish to conclude the terms of Professional’s former relationship with the Company amicably in consideration of the parties entering into this Agreement;

NOW, THEREFORE, Company and Professional hereby agree to be bound as follows:

1.	Recitals. The foregoing recitals are true and correct and are incorporated by reference.

2.	Professional Services.

2.1.         Professional shall provide such professional services as are identified in the paragraphs below (“Professional Services”).

Support the completion of the Complete Study Report (CSR) for the clinical trial: PHASE 1a/1b DOSE ESCALATION AND EXPANSION STUDY OF SBP-101 IN COMBINATION WITH NAB-PACLITAXEL AND GEMCITABINE IN SUBJECTS WITH PREVIOUSLY UNTREATED METASTATIC PANCREATIC DUCTAL ADENOCARCINOMA.

Provide additional support as a medical consultant, for the clinical and executive team on a limited and as needed basis. The Professional will not supervise any Company employee at any time during the term of the Agreement.

Estimated commitment of time by Professional shall be approximately eight (8) hours per week for the first three months of contract and no more than eight hours per month for the remaining twenty one months of the contract. Any increase to those estimated hours shall be approved in advance by the Company

2.2.         In providing the Professional Services, Professional shall bring to bear the full scope of Professional’s expertise and experiences based upon Professional’s independent medical knowledge and judgment.

2.3.         If not otherwise indicated in Paragraph 2.1, the Professional Services shall take place on such dates, times, and at such locations as mutually agreed to in writing and in advance by the parties. Professional consents to Company or its designee creating a videotape and/or audio-recording (collectively, the “Recording”) of the Professional Services, in whole or in part, which Company shall use for internal purposes only. Professional acknowledges that Company shall own all right, title, and interest in and to the intellectual property fixed in the Recording. Professional waives and transfers any so-call “moral” rights or rights of attribution or integrity Professional may have in the Recording.

2.4.         Following the Professional Services, Professional shall submit to Company appropriate documentation, as agreed to by the parties, for the services Professional provides pursuant to this Agreement.

2.5.         Institutions with which Professional is affiliated may have regulations or policies applicable to arrangements such as this, particularly with reference to the disposition of fees or the method or manner of payment. Professional’s execution of this Agreement signifies that this services arrangement does not violate any such regulations or policies, and Professional is free to impart all information provided to Company as a result of Professional’s consultation, without breach of any obligation which Professional or an institution with which Professional is affiliated may have to a third party.

2.6.         As determined by the needs of Company, Company and Professional may agree to participate in other additional services during the term of this Agreement related to Products and/or research, conditions, or treatments. Any such agreement shall be set forth in writing and attached to this Agreement.

3.          Term and Termination. The term of this Agreement will commence as of the Effective Date and shall terminate on the two-year anniversary of the Effective Date unless terminated by either party in accordance with this Agreement. The parties may extend the term of this Agreement by mutual written agreement. The period of Professional’s service under this Agreement shall be referred to as the “Term”.

Professional may terminate this Agreement at any time during the Term upon 14 days’ advance notice to the Company. The Company may terminate this Agreement upon one year’s advance notice to Professional; provided however, the Company may terminate this Agreement immediately for Cause. For the purposes of this Agreement, “Cause” shall mean:

(i)          An intentional act of fraud, embezzlement, theft or conviction of (or plea of nolo contendre to) any felony or crime involving dishonesty or moral turpitude that occurs during or in the course of the Term;

(ii)         Intentional damage by Professional to the Company’s assets;

(iii)         Intentional disclosure by Professional of the Company’s confidential information contrary to Company policies;

(iv)         Material breach of Professional’s obligations under this Agreement;

(v)         Intentional engagement by Professional in any activity which would constitute a breach of Professional’s duties to the Company;

(vi)        Intentional breach by Professional of any of the Company’s policies and procedures;

(vii)       The willful and continued failure by Professional to perform Professional’s assigned duties (other than as a result of incapacity due to physical or mental illness);

(viii)       Professional is or has been prevented from performing any duties contemplated by this Agreement by reason of any agreement with any third party to which Professional is a party or is bound; or

(ix)         Willful conduct by Professional that is demonstrably and materially injurious to the Company, monetarily or otherwise.

In the event that the Company determines that “Cause” exists, it shall provide written notice to the Professional of its determination as to the section or sections giving rise to “Cause”, including the facts and circumstances underlying such determination. In addition, in the case of (iv), (v), (vii), (vii) or (ix), the Company shall either: (1) provide Professional ten business days to cure; or (ii) state that the breach or misconduct is incapable of cure.

For purposes of this provision, no act, or failure to act, on the part of Professional shall be considered “willful” unless it is done, or omitted to be done, by Professional in bad faith or without reasonable belief that Professional’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Professional in good faith and in the best interests of the Company.

4.           Confidentiality. Company and Professional recognize that, during the term of this Agreement, each party may have access to the other party’s trade secrets and other proprietary or confidential information and the trade secrets and proprietary or confidential information of the subsidiary and affiliated companies of each party. Therefore, in order to preserve the property, inventions, marketing plans, business, and goodwill of each party, the other party agrees that during and subsequent to the term of this Agreement, all knowledge and information not known to the public respecting the other party’s current or future inventions, designs, products, materials, methods, systems, improvements, and other trade secrets or confidential information, including, but not limited to, knowledge, ideas, or information developed during this Agreement by Company or Professional, confidential customer information such as names and addresses of customers, marketing plans, pricing information relating to any services performed or products sold by the other party, and all information relating to the special and particular business needs of customers (collectively, “Confidential Information”), shall be and remain the property of each party, and shall be held by the other party as strictly confidential. The other party shall not directly or indirectly disclose to any third party or use the Confidential Information without each party’s prior express written permission, including, but not limited to, any commercial use of the Confidential Information, or publishing or otherwise disclosing to third parties the results of any evaluations of any of the products used in performing the Professional Services. The other party will immediately, upon each party’s request, return or destroy all Confidential Information and any copies thereof in the other party’s possession or control. Each party’s provision of Confidential Information to the other party under this Agreement shall not constitute a waiver of any of each party’s patent rights, nor a grant of a license under any of each party’s patents, except to use the Confidential Information to perform the Professional Services during the term and under the terms and conditions of this Agreement, and for no other purpose.

5.          Work Product. Company shall have all right and title to all documentation, reports, records, data, or other work product (collectively, the “Work Product”) generated in connection with the Professional Services by Professional. Work Product shall constitute a work for hire for Company and, therefore, Company shall own all copyrights arising from the Professional Services under this Agreement. In the event any Work Product ultimately is not deemed to constitute a work for hire for Company, Professional hereby assigns all right, title and interest that Professional have or may acquire in the Work Product to Company. Professional agrees to execute without further consideration all assignments or other documents that may be necessary or helpful to establish Company’s ownership of the Work Product. All Work Product shall be original creations for Company and shall not infringe any patent, copyright, or other proprietary right of a third party.

6.           Inventions. If during the term of this Agreement or within one (1) year after termination of this Agreement, Professional conceives or actually reduces to practice a new invention (including without limitation, new uses, processes, formulations, therapeutic combinations, or methods) occurring as a result of the performance of Professional’s Professional Services or involving the Products, Professional shall promptly notify Company. The new invention shall be the sole property of and shall be assigned to Company. If Company requests, and at Company’s expense, Professional will provide Company with reasonable assistance to obtain intellectual property protection, including patents, for the new invention.

7.           Professional Fee.

7.1.         Fee.

7.1.1 For the first three months of the Agreement the Company shall pay a monthly retainer of $14,000 which represents eight hours per week for 4.3 weeks per month. The retainer will be paid no later than the last working day of the three calendar months.

7.1.2 For the remaining term of the agreement the Company shall pay Professional a fee of $400.00 per hour for the Professional Services, plus the reasonable and necessary travel expenses described below in Paragraph 7.2 (the “Professional Fee”) as compensation for the Professional Services performed in accordance with Paragraph 2, specifically authorized by Company hereunder, and invoiced for in accordance with Paragraph 7.3. Any additional services and the compensation for such additional services, as generally agreed to under Paragraph 2.7, shall be mutually agreed upon by the parties in writing and attached hereto as an addendum. The parties agree that the Professional Fee is fair market value for the Professional Services and is consistent with, and not in excess of, the fees Professional typically receives for other similar services.

7.2.         Travel Expenses. In the event Professional is required to travel to provide the Professional Services, Company shall pay for Professional’s reasonable air and ground transportation, reasonable lodging, and reasonable and modest meal accommodations during the time Professional is providing the Professional Services hereunder. Unless otherwise agreed upon, Company shall make all travel arrangements for Professional. All travel arrangements made by Professional shall be approved by Company and shall comply with Company’s healthcare professional travel expense guidelines.

7.3.       Other Expenses. During the term of this agreement the Company agrees to reimburse for other expenses, such as the Professionals malpractice insurance, which may reasonably be incurred by the Professional so long as the expenditure is approved by the Company in advance.

7.4.         Invoices. Professional shall not be required to submit an invoice for the three months that are under retainer as identified in 7.1.1 above. Professional shall submit invoices for Professional Services performed within ten (10) business days of the date of the Professional Services or by the end of each calendar month at the choice of the Professional and Company will pay such invoice within thirty (10) days of receipt of the invoice unless Company notifies Professional in writing of a dispute with respect to the invoice. All invoices will include a detailed description of the Professional Services performed, time spent performing the Professional Services in 1 hour increments, the contract rate per hour, and the date the Professional Services were performed, as well as all required receipts for travel expense reimbursement.

8.          Independent Contractor. Professional is an independent contractor and is not an agent, employee, joint venturer, or partner of Company. Professional shall be solely responsible for payment of all taxes, fees, and assessments associated with the payment of the Professional Fee, whether related to employment or otherwise. Professional acknowledges that Company may issue a Form 1099 to Professional in connection with the payment of the Professional Fee (at the time of payment or later), and that Professional shall be responsible for any tax liability related to the Professional Fee whether or not Company issues a Form 1099, even if Professional assigns or transfers the Professional Fee to a third party. Professional acknowledges that Company may be required to withhold taxes even though Professional is an independent contractor.

9.          Referral Disclaimer. The parties agree that the Professional Fee paid to Professional does not require, is not payment to induce, and is not in any way contingent upon, the referral of patients or any other arrangement for the provision of any item or service offered by Company. The parties agree that the Professional Fee paid to Professional is not paid in return for, or to induce any person: (i) to refer an individual to anyone for the furnishing or arranging for the furnishing of items or services; or (ii) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service or item.

10.       Disclosure of Interests. Professional will at all times during the term of this Agreement comply with the applicable rules, policies, and other requirements of Professional’s employer, other affiliated medical institutions, and applicable laws and regulations regarding disclosure and/or approval of commercial and non-commercial relationships and other relevant interests between health care Professionals and biotechnology companies. Professional recognizes and accepts that Company will comply with all applicable federal and state laws requiring tracking and disclosure of the financial details of this Agreement.

11.        Negligent Acts and Indemnification. Each party shall be responsible for its own negligent acts or intentional acts and omissions. Professional specifically agrees to indemnify and hold Company harmless from any claims, damages, or liabilities incurred by Company resulting from any acts or omissions resulting from Professional’s performance of services under this Agreement, including Professional’s negligence or misconduct in the performance of the Professional Services.

12.        Assignment. Professional agrees that the Professional Services contracted for under this Agreement are personal in nature and that Professional may not assign or delegate any of Professional’s obligations under this Agreement without Company’s prior written consent.

13.         Compliance with the Laws.

13.1.         The parties acknowledge that it is their mutual intent that the Professional Services provided hereunder, and the Professional Fee paid for such services, shall be at all times during the term of this Agreement (and any renewal period) consistent with the requirements of all applicable federal, state, and local laws and regulations (including, but not limited to, the Foreign Corrupt Practices Act, Anti-Kickback Statute and requirements of federal health care programs).

13.2.         Professional hereby acknowledges that Professional is aware of his or her responsibilities under U.S. federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who purchase, sell or advise on the purchase or sale of securities of the Company.

13.3.         If any legislation, regulation, or government policy is passed or adopted, which would cause either party to be in violation of such laws due to the existence of any provision of this Agreement, then the parties shall negotiate in good faith for a period of sixty (60) days to modify the terms of this Agreement to comply with applicable law; provided, however, if the parties cannot mutually agree, this Agreement may be terminated by either party with thirty (30) days’ prior written notice.

14.         Debarment and Exclusion. Professional warrants that he or she is duly licensed by and in good standing with the appropriate licensing board; is not and never has been excluded from participating in any federal or state healthcare program, including but not limited to the Medicare or Medicaid programs, and that no such exclusion is pending; and has not and has never been debarred or disqualified from participating in clinical research by any United States regulatory authority or by any other regulatory authority.

15.         Amendment. This Agreement may not be amended or modified except in writing and signed by the parties.

16.         Notice. Any notice pursuant to this Agreement must be in writing and must be personally delivered, sent by email, or sent by certified mail, addressed to the parties at the addresses below or at such other address as they specify in written notice. Notices are effective upon personal delivery or when sent by e-mail or certified mail.

If to Professional:	To the address or email address provided in the signature block.

If to Company:	Susan Horvath 712 Vista Blvd #305, Waconia MN 55387 shorvath@panbela.com

17.         Severability. In the event any term or provision of this Agreement is found to be in violation of the law, it shall be severed from this Agreement, shall be deemed null and void, and shall not affect the validity of any other term or provision of this Agreement except where prohibited by law.

18.      Survival. This Agreement’s provisions on Confidentiality, Work Product, Inventions, Independent Contractor, Referral Disclaimer, Negligent Acts and Indemnification, and Compliance with Laws shall survive the expiration or termination of this Agreement.

19.         Governing Law. This Agreement is governed by the laws of the State of Minnesota, U.S.A. All actions or proceedings arising from this Agreement shall be brought in a court of appropriate jurisdiction located in the State of Minnesota, U.S.A.

20.         Entire Agreement. This Agreement represents the entire understanding between the parties relating to its subject matter and terminates and replaces all prior written or oral agreements relating to such subject matter; provided, however, that any prior written or oral agreement between Company and Professional unrelated to this subject matter shall remain in full force and effect. There are no representations, warranties, agreements or understandings between the parties related to the subject matter of this Agreement that are not contained in this Agreement.

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In acceptance of the Agreement above:

Please note that by signing this Agreement, Professional agrees that Professional will receive payment for the services as described in this Agreement’s provision on Professional Fees. If Professional does not wish to receive the payment, Company should be notified immediately, and this Agreement will be modified to name the party who will receive the payment.